Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 8 to Form S-3 (Registration No. 333-275127), of our audit report dated April 14, 2025, except for Note 18, as to which the date is June 6, 2025 with respect to the consolidated balance sheets of Clean Energy Technologies, Inc. (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statement of operations, stockholders’ equity, and cash flows for the years ended December 31, 2024 and 2023. Our report dated April 14, 2025, except for Note 18, as to which the date is June 6, 2025, relating to the consolidated financial statements includes an emphasis paragraph relating to the uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ TAAD LLP

Diamond Bar, California

August 21, 2025